AMENDMENT TO PROMISSORY NOTE

This AMENDMENT, dated as of February 18, 2021 (“Amendment”), to that certain 6% Secured Promissory Note, dated February 15, 2019, in the original principal amount of $300,000 (the “Note”) of Youngevity International, Inc. (the “Borrower”) held by Thomas Bibb (“Lender”), is entered into by and between the Borrower and Lender. Capitalized terms used herein and not defined shall have the meanings set forth in the Note.

WITNESSETH:

WHEREAS, the Maturity Date of the Note is February 15, 2021;

WHEREAS, the Company and the Holder desire to extend the Maturity Date as set forth below.

 NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Note as follows:

1.
As inducement fee, Borrower shall issue to Lender 45,000 shares of Borrower’s restricted common stock.

2.
The first sentence of Section 1.1 is hereby deleted in its entirety and replaced with the following:

“FOR VALUE RECEIVED, Youngevity International, Inc., a Delaware corporation with a principal place of business at 2400 Boswell Road, Chula Vista, CA 91914 (the “Borrower”), promises to pay to the order of Lender (named above or “Holder”) the Principal Sum with interest at the rate of 16.0% per annum on the Principal Sum.”

3.
Section 1.2(a) is hereby deleted in its entirety and replaced with the following:

“Payments of accrued interest shall be paid in monthly installments commencing after the date hereof. In addition, Borrower shall make payments of principal in accordance with the following schedule: April 15, 2021 $30,000; May 15, 2021 $30,000; June 15, 2021 $45,000; July 15, 2021 $45,000; August 15, 2021 $75,000; and September 15, 2021 $75,000.”

4.
The Maturity Date shall mean, and be extended to, February 15, 2022.

5.
The Note, as amended by this Amendment, contains the entire agreement between the parties hereto regarding the subject matter thereof, and there are no agreements, warranties or representations which are not set forth therein or herein. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

6.
This Amendment shall be governed by and construed and enforced in accordance with the local laws of the State of Florida applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles.

7.
This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

YOUNGEVITY INTERNATIONAL, INC. By: /s/ Bill Thompson Name: Bill Thompson Title: CFO	By: /s/ Thomas Bibb Name: Thomas Bibb